UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2021

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave.,

Suite 210

Las Vegas, Nevada 89135

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RETC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events

March 31, 2021

Letter to Shareholders

As this first quarter of 2021 comes to a conclusion and it’s been over a year since the world has been negatively impacted by the Covid-19 pandemic, Management wants to take this moment to offer a brief update to our shareholders.

Our Company has been focused heavily in the retail industry; with retail stores, a fashion group that sells to retailers and technology designed to make physical stores appealing to consumers again. Our technology for example was designed around interactive touch screens and mirrors to engage consumers. To demonstrate that technology and sell our retail fashion products in October 2019, we purchased a small group of retail stores with operations in what was then located in the best retail locations, Airports and Casinos. That acquisition resulted in the Company’s first million-dollar plus revenue quarter! A great milestone for us.

Then on March 2020, the Covid-19 Pandemic hit and all of our operating companies were impacted. Our retail stores were closed by governmental order and even our fashion factories were closed for a time. With the advent of Covid-19 we quickly realized that no one and I mean no one is going to interact with a touch screen again!

We have survived by squirreling cash, selling new products like face masks (which were designated as an essential business for manufacturing), and refocusing our technology on products that can still help smaller retailers. Our next technology won’t require the consumer to touch anything. We have been developing what we think is a killer mobile app that will appeal to consumers, build up brands and generate huge growth. Due to the intense competition in the App space we are not at liberty to share more details until we launch in Beta.

Our management team strongly believes in what we can and will accomplish for retailers and in which our shareholders can benefit from in the future. We believe it was vitally important to make sure the Company survived this pandemic shutdown and would be able to quickly restart our operations and transition our technology to perform in the post pandemic world that is coming. There was and is not enough capital to do everything, but our priorities stayed focused on our operating companies. To limit the immediate cash burn, we were unable to fully engage auditors and attorneys to maintain our SEC filings on a current basis and since we have more than 1,500 shareholders, we don’t qualify for a Form 15 filing so we could not do alternative filings with OTC markets. While this is unfortunate, I believe that most of our shareholders understand that there hasn’t been much activity throughout this period due to the Covid-19 shutdowns anyway.

At this time some of our fashion factories are again producing goods and we have once again begun shipping in volume! Our retail franchise stores should continue their re-opening as air travel and tourism starts to increase. We have chosen the team and begun development of our new cutting edge mobile App and we are interviewing auditors to see when we can get our SEC filings current. I can safely say that this shut down while very damaging has not daunted our spirits and resolve for the future!

I want to thank all of our loyal long suffering shareholders for their patience and support throughout this period. I know it’s been very difficult! And I want to be clear that the purpose of this letter is not to advocate or induce any reader to purchase, hold or sell our stock at this time! All of the necessary disclosures that are in our SEC filings are outdated and no one should make investments decisions without current information! Rather this letter has been provided so that our shareholders would know we are still here working very hard and have a plan. In the not too distant future we plan to have current filings posted with the SEC and then after you have read those filings you can make an informed decision on whether you want to buy, hold or sell our stock.

Sincerely,

/s/ Angelo Ponzetta

By:	Angelo Ponzetta
Its:	Chief Executive Officer

12 RETECH CORPORATION

515 E. Grant St, Suite 150, Phoenix, AZ 85004

Tel.: (530) 539-4329 e-mail: info@12ReTech.com website: 12ReTech.com

Safe Harbor: This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to successfully implement its turnaround strategy, changes in costs of raw materials, labor, and employee benefits, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved. In assessing forward-looking statements included herein, readers are urged to carefully read those statements. When used in the Annual Report on Form 10-K, the words “estimate,” “anticipate,” “expect,” “believe,” and similar expressions are intended to be forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 1, 2021	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer

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